                                  Exhibit 10.5


                                LICENSE AGREEMENT


         THIS AGREEMENT is made and entered into this 24th day of November, 1988, by and between SYSTEMS TECHNOLOGY, INC., a California corporation ("STI"), and COGNITIVE SYSTEMS, INC., a California corporation ("CSI").


                                    RECITALS

         A. STI has developed a computer system and associated protocols and methodology collectively named Critical Task Testing (CTT) designed to test operator impairment in an objective manner. This system is described briefly in Exhibit "B" hereto. This system is hereinafter referred to as the "Property". The software component of the Property is sometimes hereinafter referred to as the "Software", and the technology underlying the Property is sometimes hereinafter referred to as the "Technology".

         B. CSI desires to market the Property to customers in the market segments hereinafter set forth.

         C. An agreement was executed on April 6, 1988 between CSI and STI (hereinafter "First Agreement") for evaluating the marketing and manufacture of systems incorporating the technology, software and property of this Agreement. This Agreement upon execution supersedes the First Agreement and the First Agreement thereafter has no force and effect.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. EXCLUSIVE LICENSE.

             (a) Grant of License. Except as is specifically reserved in subparagraph 1(c) below, STI hereby grants to CSI a sole and exclusive license to (i) develop and manufacture or have manufactured devices incorporating the Property, Software and/or Technology, including all future developments and improvements that may be made by STI, and (ii) reproduce, use, market and otherwise fully exploit the commercial potential of the Property, Software, Technology and/or future developments thereof in the market segments set forth in Exhibit "A" attached hereto and incorporated herein. Without limiting the foregoing, CSI shall have the sole and exclusive right to use the Property in connection with the routine testing of employees, customers, clients or agents for impairment. Except as granted to CSI, the right to future development of the Property, Software and/or Technology shall be left exclusively to STI.

            (b) Sublicenses and Assignment. STI also grants to CSI the right to issue sublicenses during the term of this Agreement. Each sublicense shall include all of the rights and obligations due STI under the terms of this Agreement. This Agreement may be assigned by CSI to one of its subsidiaries or affiliates, provided such subsidiary or affiliate shall be bound by all the terms and conditions of this Agreement.

            (c) Reservation. STI specifically reserves from the license being granted to CSI, the research market in the same market segments in Exhibit "A". Notwithstanding the preceding sentence, this reservation shall apply only to nonprofit entities, including but not limited to, government organizations, research foundations, educational and trade foundations, and only the right to use, develop, manufacture and sell the Property for a purpose other than the routine testing of employees, customers, clients or agents for impairment.

            (d) Royalties.

                (1) Within sixty (60) days following the conclusion of each calendar quarter following date of signing this Agreement, CSI shall pay to STI a royalty of 8-1/2% of the gross contract revenue for CTT related impairment testing products and services. This only includes employees tested for which CSI is paid, and does not include employees tested for other purposes such as for calibration or experimental reasons. STI is not entitled to royalty revenue derived from installation, maintenance or any other revenues that are not directly related to CTT impairment testing of employees.

         2. TERM.

         This Agreement shall commence on the date hereof and continue for an initial period of five years after the expiration of the First Agreement. The term of the Agreement may be extended by CSI for a further period of five years by written notice given to STI in the manner provided in paragraph 15, below at any time prior to the expiration of such initial period.


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
         3. ACCOUNTING

            (a) Records. CSI shall maintain accurate records covering the transactions relating to employee testing and assistance projects which utilize the Property (the "Records"). "Records" shall mean property related (Records) relating to the Property related employee testing and assistance projects. Each payment of the Quarterly Fee shall be accompanied by a statement ("fee statement") setting forth the computation of the Quarterly Fee in accordance with subparagraph 3(b) below. STI and/or STI's agent, upon giving seven (7) days prior written notice to CSI, shall have the right to inspect the Records during normal business hours at CSI's place of business. STI agrees to sign or require its agent to sign reasonable non-disclosure Agreements obliging STI and its agent not to disclose confidential information of CSI that does not pertain to STI, the employee testing and assistance projects, or the Records.

            (b) Fee Statements. Each fee statement shall accurately contain the following information:

                (1) The amount in dollars of Gross Testing Receipts from all
                    Property related employee testing.

                (2) The net Quarterly Fee due to STI.

            (c) Due Date. Payment with respect to each fee statement shall be due and payable within thirty (30) days after such statements are dated.

         4. MINIMUM PAYMENT.

         If the total royalty payment made by CSI to STI at the end of the third year after execution or this agreement does not exceed $75,000, then STI shall have the option to terminate this agreement, except that CSI may maintain this agreement by payment to STI of the difference between the received royalties and the amount indicated above.

         5. MAJOR DEVELOPMENTS.

         Major developments involving uses for the Property not know at the date of this Agreement shall be communicated in writing promptly by STI to CSI and CSI to STI. Upon request by CSI or STI, (each party,) shall furnish to the other detailed descriptions of each such major development.



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
         6. SOFTWARE MAINTENANCE AND PRODUCT DEVELOPMENT.

            (a) Billing for Technical Assistance. STI shall be entitled to bill CSI on a time and materials basis, at its standard hourly rate, for the time cost and labor cost expended in maintaining the Software or providing CSI with any technical assistance referred to in this paragraph 6; provided, however, that STI shall not be entitled to bill CSI for time and labor costs spent on correcting errors or defects in the Software. All billable technical assistance shall be estimated by STI and agreed upon in writing by CSI before STI performs services in connection with any project. STI shall provide monthly statements for technical assistance which shall itemize the expenditure of time and materials on a project by project basis.

            (b) Maintenance of the Software. STI and CSI acknowledge and agree that the Software will, from time to time, undergo changes as necessary to maintain the Property in a commercially viable condition or to exploit certain or all market segments listed in Exhibit "A". From time to time during the term of this Agreement, CSI may request STI to make reasonable modifications and improvements to the software to enhance the marketability of the Property and the devices, products and special equipment manufactured therefrom, and to correct any errors or defects that CSI has reason to believe exist in the Software. STI shall use its best efforts to make such modifications and improvement, and shall initiate activity to verify and remedy any such error or defect within 5 working days after written notification. If a requested modification and/or improvement, or verified error or defect, cannot be remedied within 60 days, or if STI is unwilling or unable to maintain the Software in a commercially viable condition, then upon written demand by CSI, STI shall promptly provide appropriate source codes and consultation to CSI as necessary to enable CSI to make the modifications or improvements, correct the errors or defects, and/or maintain the Software in a commercially viable condition.

            (c) Product Development and Software Conversion. STI and CSI acknowledge and agree that the successful commercial exploitation of the Property will require the manufacture of one or more end devices incorporating the Property and/or Technology covered by this Agreement. STI and CSI also acknowledge and agree that it may be necessary at some future time to convert the Software into another medium (such as firmware), or into another computer language, in order to successfully market the product. From time to time during the term of this Agreement, CSI may request STI to provide technical assistance to CSI and to those persons or entities with which CSI contracts or which CSI directs for purposes of undertaking the tasks expressed and implied in this subparagraph 6(c), and upon such request by CSI, STI shall make available to CSI qualified technical personnel for 15 man days per calendar quarter for the purpose of providing such technical assistance. If STI is unwilling or unable to provide qualified technical personnel upon request from CSI, then CSI shall have the right to engage independent contractors and employees as necessary to obtain the technical assistance required to complete the tasks expressed and implied by this paragraph 6, and STI shall make available to such independent contractors and employees all documents and information relevant to completing such tasks. Without limiting the foregoing, STI shall promptly supply necessary specifications of the Software, Technology, and Property as reasonably requested by CSI to facilitate the development of the Property into a product or products which may be utilized in providing services or sold to prospective customers, in the market segments listed in Exhibit "A".

            (d) Rights in New Development. Any new developments or improvements made to the devices or Property by CSI or at CSI's expense shall belong to CSI. CSI grants STI the right to use such new developments or improvements in the field designated to STI under this Agreement. Upon any termination of this License Agreement, CSI continues to own the developments or improvements and STI is limited thereafter to use of the development or improvement only in STI's field designated in this Agreement.

         7. REPRESENTATION AND WARRANTY OF STI.

            (a) Right and Power to License. STI represents and warrants that it is the sole owner of all right, title and interest in and to the Property, and patents or patent applications therefore, and that it has the full right and power to grant this license in the manner and form herein expressed, free and clear of any adverse assignment, grant or any other encumbrances inconsistent herewith.

            (b) Exclusive License. STI represents and warrants that it has not granted any license relating to the Property in the market segment set forth in Exhibit "A" to any party and will not negotiate or grant any such license to any party other than CSI during the term of this Agreement, including any extension hereof.

            (c) Fitness. STI represents and warrants that the Property is in substantial accordance with the description previously supplied to CSI, a copy of which is attached hereto as Exhibit "B" and incorporated herein. This warranty is in addition to all other warranties, express or implied, including the implied warranty of merchantability, and fitness for a particular purpose.

         8. MANUFACTURING.

            (a) Basic Design Specifications. STI shall assist CSI in the development of a definitive set of basic design specifications (the "Specifications") for use in manufacturing devices which (i) embody the Property and (ii) are suitable for use in CSI 's employee testing and assistance projects. The specifications shall be determined by mutual agreement of the parties; provided, however, that if the parties fail to reach agreement as to the Specifications, or any part thereof, CSI shall have the right to resolve any point of disagreement as CSI, in its sole discretion, deems appropriate.

            (b) STI and CSI acknowledge and agree that in order to successfully exploit the Property CSI must obtain the services of qualified and experienced contractors that have the technical, competence to manufacture in a timely manner, and according to the Specifications, the devices, products and specialized equipment contemplated by this Agreement. STI shall have the right to submit a bid, as a contractor, for the manufacture of such devices, products and specialized equipment, which CSI will reasonably consider. CSI and STI will jointly and by mutual consent establish criteria for accepting bids submitted by contractors. To be considered as a contractor, STI should (a) demonstrate to the satisfaction of CSI that STI is capable of manufacturing the Property according to the Specifications, (b) That STI satisfies such criteria or STI furnishes a performance bond issued by a corporation surety authorized to issue surety insurance in the State of California for the faithful performance of the contract in an amount equal to 100% of the contract price, and (c) submits a bid that CSI determines is within 5% of the lowest competitive bid. Then CSI will accept STI's lowest bid. If STI'S bid is the lowest competitive bid, and all other conditions to CSI's acceptance of STI's bid are otherwise satisfied, then CSI, if it accepts STI's bid, will pay an amount equal to one hundred five percent [105%] of STI's bid. In lieu of the performance bond described in the preceding sentence, CSI may, in its sole discretion, provide STI with an alternative method of establishing that it has sufficient financial resources to indemnify CSI for any losses or delays caused by its inability to manufacture the devices, products, and specialized equipment contemplated by this paragraph 8, in a timely manner, and in accordance with the Specifications.

         9.  PROPERTY APPLICATION.

         CSI agrees that any promotion to or solicitation from prospective customers for the Property or devices manufactured therefrom shall be made with due consideration of the impact to STI's general business and professional reputation. CSI further agrees that it shall inform and consult with STI as to proposed promotions of the Property or devices manufactured therefrom for the purpose of obtaining an appraisal of the performance standards, given the commercial environment involved, in the operation of the property or the devices manufactured therefrom for the proposed use by the prospective customer(s). Said appraisal shall consider the efficiency, efficacy and accuracy of the Property or devices manufactured therefrom in the proposed commercial environment. In connection therewith, STI agrees that CSI may with prior written disclosure to STI publish and release the results of said appraisal to those prospective customers or to a class of similar prospective customers.

         Any consulting requested by CSI under this paragraph 9, including the rendering of any appraisal, shall be billable as technical assistance in accordance with paragraph 6.

         10. CONFIDENTIALITY.

             (a) It is recognized that in the course of the performance of this Agreement, proprietary, confidential and trade secret information of STI may be furnished to CSI and proprietary, confidential and trade secret information of CSI furnished to STI. Any such "Confidential Information" shall be first presented in a sealed envelope or container that is identified as such on the outer cover. It is mutually agreed between the parties that any such Confidential Information that is received and accepted by the other party shall be kept in confidence, not disclosed to any unauthorized person or persons, and not used except for carrying out the purposes of this Agreement. It is agreed, however, that there shall be no liability for the use or disclosure of any such information, except as may be afforded under the United States or Foreign Patent and Copyright Laws, if such information was in the public domain at the time of receipt, was known to recipient at the time of receipt, is disclosed inadvertently despite the reasonable degree of care such as recipient would take to safeguard its own proprietary information, is disclosed or used with the written approval of the party providing the information, is used or disclosed after three years from the date of dissolution of this Agreement, or becomes known to recipient from a source other than the other party without a breach of this Agreement.

             (b) Each party agrees, that it shall take immediate affirmative steps to ensure that confidentiality is maintained including, without limitation, obtaining the prior written agreement of all employees, agents and other individuals who have or may have contact with Confidential Information, that they shall not disclose Confidential Information to any unauthorized third party. The parties further agree to protect all Confidential Information received from each other with the same standard of care and procedures with which the receiving party's own Confidential Information is protected.

         11. ESCROW OF SOURCE CODE.

             (a) Creation of Escrow. STI agrees that, it shall place In escrow, in a system satisfactory to both parties, the complete source code, object code, related documentation, and similar data relating to the Property, Software and Technology and shall keep such materials updated as may be required.

             (b) Escrow Instructions. The instructions of the escrow shall direct that CSI shall be delivered the corpus of the escrow by the escrow agent in the event that:

STI is acquired, merged or its principal assets acquired, unless the successor-in-interest agrees in writing to be bound by all obligations undertaken by STI to CSI hereunder.

             (c) Finalization. The parties agree that the precise language of the escrow instructions and choice of an escrow holder for deposit of the source code and other materials shall be finalized not later than sixty (60) days following the effective date hereof.

         12. PROPERTY OWNERSHIP

         CSI acknowledges that the Property is licensed to it pursuant to this Agreement. The Property shall remain the exclusive property of STI, and STI's trade name and logo shall be clearly displayed on the Property. Except as set forth herein, CSI shall obtain no ownership rights to the Property.

         13. SUPPORT.

         If requested by CSI, STI shall advise and assist CSI in the presentation of the Property to CSI's customers and potential customers, and in the marketing of the Property generally. CSI shall reimburse STI for its reasonable expenses incurred in connection with providing such advice and assistance.

         14. NOTICES.

         All notices required to be given hereunder shall be in writing and may be and delivered or sent certified mail, return receipt requested, to the parties at the following Addresses:

             If to STI:
                      SYSTEMS TECHNOLOGY, INC.
                      13766 South Hawthorne Blvd.
                      Hawthorne, California  90250
                      Attn:  President.

             If to CSI:
                      COGNITIVE SYSTEMS, INC.
                      9925 Channel Rd.
                      Lakeside, California 92040
                      Attn:  Marc R. Silverman
                      cc:  Elliot G. Steinberg
                      cc:  Ted Schramm

or at such other address as either party may in writing advise to the other party pursuant to the Paragraph. If notice is given by mail it shall be deemed effective on the fourth business day following mailing or on the date of actual receipt, whichever is earlier.

         15. INFRINGEMENT.

         If either party shall learn of a substantial infringement of CSI's exclusive rights to use the Properly in connection with the testing of employees, customers, clients and agents for impairment, and such infringement is being accomplished by means of information obtained in a confidential relationship with CSI or STI, or by a device or through the use of information which was sold by STI under STI's reserved right to market the

Property, pursuant to this Agreement, then STI shall use its best efforts in cooperation with CSI to terminate such infringement with or without litigation.

         16. INDEMNITIES AND COSTS.

         Each party to the Agreement shall, at its own expense, indemnify, defend, and hold harmless the other party against and in respect of any and all claims, demands, loses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, that the other party incurs or suffers which arise or result from any breach of, or failure by it, to perform any of its representations, warranties or promises in this Agreement.

             (a) However STI makes no representation or warranty that the use of the Property licensed hereunder will be free of infringement of the rights of other parties.

             (b) STI assumes no liability for the use of the Property under this License Agreement.

             (c) CSI agrees to indemnify STI and to hold STI harmless against all loss, cost or damage resulting from claims of third party for loss or injury, arising in connection with the manufacture, assembly, use or sale of devices licensed under this agreement except in the event such devices are manufactured by STI. CSI further agrees to include STI as a co-insuree in any insurance policy obtained to insure against such loss or injury.

         17. MISCELLANEOUS

             (a) Severability. If any one or more of the provisions of this Agreement shall be found to be illegal or unenforceable, then this Agreement shall remain in full force and effect, and such illegal and unenforceable term or provision shall be deemed stricken

             (b) Performance. Neither party's right to require performance of the other party's obligations hereunder shall be affected by any previous waiver, forbearance or course of dealing.

             (c) Relationship of Parties. No agency, partnership, joint venture or joint relationship is created hereby and neither party has any authority of any kind to bind the other in any respect whatever.


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

             (d) Excusable Default. Notwithstanding anything in this Agreement to the contrary, no default, delay or failure to perform by either party shall be a breach of this Agreement if such default, delay or failure to perform is shown to be due entirely to causes beyond the reasonable control of the defaulting party including, without limitation, labor disputes, inclement weather, default of a common carrier, acts of embargo or of the acts of God.

             (e) Integration. This Agreement supersedes all proposals, oral or written, and all communications between the parties relating to the subject matter hereof, except for the First Agreement. This Agreement may be modified only by a writing signed by both parties.

             (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

             (g) In the case of the failure of either party to fulfill any of its obligations hereunder, the other party shall have the right to cancel and terminate this Agreement by giving sixty (60) days written notice of its intention so to do and specifying the alleged failure, providing, however, that if there has been no such failure or such obligations are fulfilled during such sixty (60) day period, then such notice of cancellation shall be null and void; otherwise, this Agreement shall be considered as canceled after the expiration of said sixty (60) day period.

             (h) In the event of any adjudication or bankruptcy, appointment on a receiver by any court of competent jurisdiction, assignment for the benefit of creditors, or levy of execution directly involving said CSI this Agreement may be terminated at the option of STI by giving CSI five (5) days written notice of his intention so to do.

             (i) Should this Agreement be canceled or terminated as provided herein, CSI shall not be relieved of liability for payment of royalty or license fees due STI which accrued prior to the effective date of such cancellation or termination.

             (j) Arbitration. Any dispute relating to the interpretation or performance of this Agreement shall be resolved at the request of either party through binding arbitration. Arbitration shall be conducted in the City of Los Angeles, California, in accordance with the prevailing rules of the


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
American Arbitration Association. Judgment upon any award by the arbitrators may be entered in the state or federal Court having jurisdiction. In the event of litigation or arbitration under this Agreement, the prevailing party in any such dispute shall be entitled to an award of cost of suit including investigative cost and reasonable attorneys fees and costs as shall be determined by the Court.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as indicated below.

                                          SYSTEMS TECHNOLOGY, INC., a
                                          California corporation


                                          By  /s/ IRV ASHKENAS
                                            ------------------------------------
                                          Its  Vice President
                                             -----------------------------------

                                          COGNITIVE SYSTEMS, INC., a
                                          California corporation


                                          By  /s/ MARK SILVERMAN
                                            ------------------------------------
                                          Its  President
                                             -----------------------------------



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
                                    EXHIBIT A

                                 MARKET SEGMENTS


1.       Public Transportation

2.       Trucking

3.       Utilities

4.       Military

5.       Aerospace

6.       HAZMAT

7.       Law enforcement

8.       Fire fighters

9.       Hospitals

10.      Construction

11.      Security

12.      Banking/Securities

13.      Manufacturing

14.      Service Industries

                                  May 19, 1994



Mr. Wade Allen
President
Systems Technology, Inc.
13766 S. Hawthorne Blvd.
Hawthorne, CA 90250

RE: Addendum to the License Agreement dated November 24, 1988 between System Controls, Inc. ("STI") and Performance Factor, Inc. ("PFI"), formerly Cognitive Systems, Inc. (CSI)


                          ADDENDUM TO LICENSE AGREEMENT

This addendum deletes the original PARAGRAPH 2. TERM in its entirety and replaces it with the following:

PARAGRAPH 2. TERM. "This agreement shall commence on the date hereof and continue for an initial period of five (5) years. The term of the Agreement may be extended by PFI for three (3) periods of five years each by written notice given to STI in the manner provided in paragraph 14 of this agreement at any time prior to the expiration of the previous period."

All other terms and conditions in the Agreement remain unchanged.



Agreed,                                       Accepted and Agreed,


/s/ MARK SILVERMAN                            /s/ WADE ALLEN
Mark Silverman                                Wade Allen
President                                     President
Performance Factors, Inc.                     Systems Technology, Inc.

                                                                         PART OF
                                                                    EXHIBIT 10.5


                      SECOND ADDENDUM TO LICENSE AGREEMENT


                 THIS SECOND ADDENDUM TO LICENSE AGREEMENT (this "Addendum") is entered into as of November 18, 1996, by and between SYSTEMS TECHNOLOGY INC., a California corporation ("STI"), and BIOFACTORS, INC., a Delaware corporation (formerly known as Cognitive Systems, Inc.) ("BFI"), and amends that certain License Agreement dated November 24, 1988, by and between STI and BFI (the "License Agreement").

                 WHEREAS, the parties now desire to amend the License
Agreement.

                 NOW THEREFORE, in consideration of the above and the following mutual covenants and agreements, the parties agree as follows:

                 1. Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings given such terms in the License Agreement.

                 2.       Amendments.

                          a.      All references to "Cognitive Systems, Inc.,"
or to "CSI," wherever they appear in the License Agreement, shall be amended to read "BioFactors, Inc." or "BFI," respectively.

                          b.      Section 1.b of the License Agreement shall be
amended in its entirety, as follows:

                          "1.b    Sublicenses and Assignment.

                                  (1)   STI also grants to BFI the right to
                 issue sublicenses during the term of this Agreement, as follows:

                                        (i)     Any agreement concerning any
                          such sublicense (a "Sublicense Agreement") shall include all of the rights and obligations due STI under the terms of this Agreement and shall provide for an initial payment to BFI (the "Initial Sublicense Fee") in a minimum amount of $250,000 and an on-going royalty of 8.5% of gross contract revenue of the sublicensee derived from products or services containing the Property or the Technology (the "Sublicense Royalty") (the "Standard Sublicense Terms").

                                        (ii)    Any deviation from these
                          Standard Sublicense Terms must be approved, in writing, by STI. In the event STI withholds such approval, BFI, at its discretion, may either refuse to enter into the Sublicense Agreement, or may execute the non-conforming Sublicense Agreement, in which case BFI shall be obligated to pay to STI the STI Sublicense Payments, pursuant to Section 1.d(2) hereof.

                                        (iii)   Within sixty (60) days of
                          executing any Sublicense Agreement, BFI shall provide STI with a copy of such Sublicense Agreement.

                                  (2)   This Agreement may be assigned by
                 BFI to one of its subsidiaries or affiliates; provided, that such subsidiary or affiliate shall be bound by all the terms and conditions of this Agreement."

                 c. Section 1.d of the License Agreement shall be amended in its entirety, as follows:

                          "1.d    Royalty

                                  (1)   BFI Contract Royalty.  Within sixty
                 (60) days following the conclusion of each calendar quarter, commencing with the first calendar quarter end after the date of this Agreement, BFI shall pay to STI a royalty (the "BFI Contract Royalty") of eight and one-half percent (8.5%) on the gross contract revenue received by BFI derived from CTT-related impairment testing products and services provided by BFI to its customers ("Users") utilizing the Property ("Gross Contract Revenue"); provided, that: (a) STI is not entitled to receive the BFI Contract Royalty on CTT testing conducted for calibration, experimental or other non revenue generating purposes, and (b) STI is not entitled to receive the BFI Contract Royalty on revenues derived from installation, maintenance or any other revenues not directly derived from CTT impairment testing of employees of Users utilizing the Property.

                                  (2)   BFI Sublicense Royalty. Within sixty
                 (60) days following the conclusion of each calendar quarter, commencing with the calendar quarter ending after the date of any Sublicense Agreement, BFI shall pay to STI a royalty (the "BFI Sublicense Royalty"), as follows:

                                        (i)     BFI shall pay to STI a royalty
                          of eight and one-half percent (8.5%) on up to $250,000 of the Initial Sublicense Fee received in respect of such Sublicense Agreement and a royalty of fifty percent (50%) of any Initial Sublicense Fee amount in excess of $250,000; and

                                        (ii)    BFI shall pay to STI one half
                          (1/2) of the Sublicense Royalty received in respect of such Sublicense Agreement; provided, that in the event the Sublicense Agreement provides for payment to BFI of a Sublicense Royalty of less than 8.5%, then BFI shall pay to STI a royalty of 4.25% of gross contract revenue of the sublicensee derived from products or services containing the Property or the Technology."

                 d. Section 3 of the License Agreement shall be amended in its entirety, as follows:

                          "3.     Accounting.

                                  a.    Records.  BFI shall maintain accurate
                 records concerning CTT-related impairment testing products and services provided to its customers (the "Records"). STI or its agent, upon seven days prior written notice to BFI, shall have the right to inspect the Records during normal business hours at BFI's place of business. STI agrees to execute, or require its agent to execute, a reasonable non-disclosure agreement obligating STI and its agent not to disclose confidential information of BFI.

                                  b.    Fee Statements.  Each payment of the
                 BFI Contract Royalty and the BFI Sublicense Royalty shall be accompanied by a statement (the "Fee Statement") setting forth the following:

                                        (1)     The amount of all Gross
                          Contract Revenue for the quarter and the computation of the BFI Contract Royalty due to STI;

                                        (2)     The amount of any Initial
                          Sublicense Fee paid to BFI during the quarter and Sublicense Royalty paid to BFI during the quarter; and the computation of the BFI Sublicense Royalty due to STI.

                                  b.    Due Date.  Payments with respect to
                 each Fee Statement shall be due and payable within thirty (30) days of the date of such statement.

                 e. Section 4 of the License Agreement shall be amended in its entirety, as follows:

                          "4.     Minimum Payment.

                                  During each three-year period, commencing
                 with the three-year period beginning on January 1, 1997, BFI shall make payments to STI under this Agreement in a minimum aggregate amount of One Hundred Fifty Thousand Dollars ($150,000) (the "Minimum Payment"). For purposes of calculating whether the Minimum Payment obligation has been met, the following shall be included: (a) all BFI Contract Royalty and BFI Sublicense Royalty payments made pursuant to
                 Section 1.d hereof, (b) one-half (1/2) of all Technical Assistance Fees paid pursuant to Section 6 hereof, and (c) such additional payments as BFI may make to STI to fulfill this Minimum Payment obligation. If, at the end of any three-year period, STI shall have determined that the Minimum Payment has not been paid, then STI shall notify BFI in writing of the deficient amount (the "Deficient Amount") and BFI shall have 30 days from the date of such notice in which to pay the Deficient Amount. If, after such 30-day period, BFI shall not have paid the Deficient Amount, then STI, at its option, may convert the exclusive license granted in Section 1.a hereof to a non-exclusive license."

                 f. Section 6.a of the License Agreement shall be amended in its entirety, as follows:

                          "6.a    Technical Assistance Fees.  STI shall be
                 entitled to bill BFI on a time and materials basis, at its standard hourly rate, for the labor cost and material cost expended in maintaining the Software or providing BFI with any technical assistance referred to in this Section 6 and in
                 Section 9 hereof ("Technical Assistance Fees"); provided, however, that STI shall not be entitled to bill BFI for time and labor costs spent on correcting errors or defects in the Software. All Technical Assistance Fees shall be estimated by STI and agreed upon in writing by BFI before STI performs services in connection with any project. STI shall provide a monthly statement of Technical Assistance Fees which itemizes all time and material expenditures on a project by project basis."

                 g. Section 14 of the License Agreement shall be amended by replacing the CSI address for BFI, as follows:

                          If to BFI:
                          BIOFACTORS, INC.
                          1746 Cole Boulevard, Suite 265
                          Golden, Colorado 80401
                          Attn: Chief Operating Officer
                          cc: General Counsel

                 3. SportsTrac License. The parties hereby agree that, with respect to that certain Sublicense Agreement (the "SportsTrac Agreement") dated as of August 30, 1995, by and between BFI and SportsTrac, Inc. ("SportsTrac") (f/k/a Bogart, Inc.), notwithstanding the amendments of Section 2 hereof, BFI shall pay to STI a royalty of: (a) eight and one-half percent (8.5%) on $500,000 of the Initial Sublicense Fee paid to BFI by SportsTrac (it being understood and agreed by the parties that the remaining $500,000 of the Initial Sublicense Fee paid to BFI by SportsTrac was in consideration of products and services of BFI not directly related to the Property), and (b) one-half (1/2) of the Sublicense Royalty (as defined in Section 2 hereof) received in respect of the SportsTrac Agreement. The parties further agree that the royalty paid to STI in respect of the Initial Sublicense Fee paid by SportsTrac shall not be included for purposes of calculating the Minimum Payment for the initial three-year pursuant to Section 4 of the License Agreement.

                 4. Construction of Waiver. The License Agreement shall be deemed amended only to the extent set forth herein and remains in full force and effect.

                 5. Counterparts. This Addendum may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

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                                      -4-

                 IN WITNESS WHEREOF, the parties hereto have caused this Second Addendum to License Agreement to be duly executed as of the day and year first above written.


                                            SYSTEMS TECHNOLOGY, INC.,
                                            a California corporation


                                            By:   /s/ Wade Allen
                                               ---------------------------------
                                            Name: Wade Allen
                                            Title:   President


                                            BIOFACTORS, INC.,
                                            a Delaware corporation



                                            By:   /s/ Esmond T. Goei
                                               ---------------------------------
                                                  Esmond T. Goei, President and
                                                  Chief Executive Officer





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